Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

USA Offer of Employment - Internal Transfer - Salary

CONFIDENTIAL
August 1, 2022
Deeksha Hebbar
n/a
Via email: [***]
Dear Deeksha Hebbar:
I am very pleased to extend to you this internal transfer offer (the “Agreement”) to continue your employment with Sonder USA Inc. (the “Company”) as Chief Operating Officer at San Francisco with a start date of July 15, 2022. This position is exempt.
Accordingly, the Company is pleased to confirm your internal transfer on the following terms:
1.POSITION AND DUTIES. You will serve in the full-time position of Chief Operating Officer.
2.BASE SALARY. The Company will pay you a base salary at the rate of $480,000.00 per year, payable bi-weekly, and overtime (if applicable), less applicable withholdings, paid in accordance with the Company's regular payroll practices.
3.EMPLOYMENT CONDITIONS. Except as laid out in this Agreement, all current conditions of your employment will remain unchanged.
4.EMPLOYMENT RELATIONSHIP. Your employment with the Company is for no specific period of time and is "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term.
5.This section does not apply to your employment and has been intentionally omitted.
6.This section does not apply to your employment and has been intentionally omitted.
7.This section does not apply to your employment and has been intentionally omitted.
8.EQUITY-BASED COMPENSATION. Subject to the approval of the Company’s Board of Directors, and subject to the terms of the Sonder Holdings Inc 2019 Equity Incentive Plan as amended from time to time (“Stock Plan”) and the option agreements thereunder which you must timely execute as a condition of the grant, you will be granted an option to purchase 1,836,850 shares of the Company’s Common Stock (“Option”) as soon as reasonably practicable following your start date. The exercise price per share of the Options will be the fair market value of the Company’s Common Stock as determined by the Company’s Board

Exhibit 10.1
on the dates the Options are granted. Subject to you continuing to provide services to the Company, the Option will vest monthly over a four-year period from the date of grant.
9.INDEMNIFICATION. To the fullest extent permitted by applicable law, you hereby agree to pay and be responsible for (and indemnify the Company against) any and all of your income tax liabilities associated with the compensation paid to you hereunder and with exercise of any Options granted to you herein, other than with respect to the employer portion of payroll taxes associated with such compensation.
10.SEVERANCE & CHANGE OF CONTROL BENEFITS. In connection with executing this Agreement, you are also entering into a Participation Agreement between you and the Company (the “Severance Agreement”) under the Company’s Key Executive Change in Control and Severance Plan (the “Severance Plan,” and together with the Severance Agreement, the “Severance Documents”), which is incorporated herein by reference.
Under the General Severance Benefit (non CIC), upon termination that is without “cause” or for “good reason,” you will receive 1.0X Salary, 100% target bonus, and 12 months of COBRA Benefits without equity acceleration.
Following a “Double Trigger” termination, you are entitled to the Change in Control (CIC) Severance Benefit and will receive 1.0X Salary, 100% target bonus, 12 months of COBRA Benefits, and acceleration of 100% of equity.
We hope that you will find this offer acceptable. You may indicate your acceptance of this offer by signing and dating this Agreement and returning it to me by no later than August 15, 2022.
This offer is contingent upon signed acceptance of an Arbitration Agreement and a PINA.
By signing and accepting this offer, you represent and warrant that you are not subject to any pre- existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your acceptance of this Agreement.
If you have any questions, please contact your Recruiter directly. We appreciate your hard work and commitment to Sonder, and are looking forward to seeing you continue to achieve great things!
Very truly yours,
SONDER USA INC.
/s/ Bonnie Samuels
By: Milkana Samuels (known as Bonnie)
Senior Director, Human Resources
Dated: August 1, 2022
I have read and agree to the above terms of at-will temporary employment and agree to the terms of the Mutual Arbitration Agreement and the PINA:
/s/ Deeksha Hebbar
Deeksha Hebbar
August 6, 2022

Exhibit 10.1